Exhibit 2.1

SHARE SALE AGREEMENT

THIS SHARE SALE AGREEMENT (the “Agreement”) is made as of April 4, 2006, by and between IA Global Inc., a corporation organized and existing under the laws of the State of Delaware (the “Parent Company”), and Rex Tokyo Co., Ltd., a corporation organized and existing under the laws of Japan (the “Subsidiary”), relating to the sale of shares in Subsidiary by the Parent Company for cash.

P r e l i m i n a r y     S t a t e m e n t s

A.	Whereas the parties entered into the following agreements:

i. STOCKHOLDERS AGREEMENT dated as March 18, 2004, by and between IA Global Inc., a corporation organized and existing under the laws of the State of Delaware and Rex Tokyo Co., Ltd., a corporation organized and existing under the laws of Japan.

ii. SHARE PURCHASE AGREEMENT dated as of March 18, 2004, by and between IA Global Inc., a corporation organized and existing under the laws of the State of Delaware and Rex Tokyo Co., Ltd., a corporation organized and existing under the laws of Japan.

iii. SHARE EXCHANGE AGREEMENT dated as of March 18, 2004, by and between IA Global Inc., a corporation organized and existing under the laws of the State of Delaware and Mr. Hiroyuki Ejima, a citizen of Japan.

iv. MANAGEMENT SERVICES AGREEMENT dated as of April 1, 2004, by and between IA Global Inc., a corporation organized and existing under the laws of the State of Delaware and Rex Tokyo Co., Ltd., a corporation organized and existing under the laws of Japan.

v. SUBSCRIPTION AGREEMENT dated as of December 31, 2004, by and between IA Global Inc., a corporation organized and existing under the laws of the State of Delaware and Rex Tokyo Co., Ltd., a corporation organized and existing under the laws of Japan.

vi. AMENDMENT TO MANAGEMENT SERVICES AGREEMENT dated as of November 11, 2005 by and between IA Global Inc., a corporation organized and existing under the laws of the State of Delaware and Rex Tokyo Co., Ltd., a corporation organized and existing under the laws of Japan.

vii. TERMINATION OF SUBSCRIPTION AGREEMENT dated as of November 11, 2005, by and between IA Global Inc., a corporation organized and existing under the laws of the State of Delaware and Rex Tokyo Co., Ltd., a corporation organized and existing under the laws of Japan.

B.          The Parent Company owns 1,150 common shares of Subsidiary (“Subsidiary Common Shares”) and 250 preferred shares of Subsidiary (“Subsidiary Preferred Shares”);

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C.         The Subsidiary desires to purchase from the Parent Company 1,150 Subsidiary Common Shares at a price of One Hundred Thousand Yen (¥100,000) per share (the “Purchased Common Shares”);

D.          The Subsidiary desires to purchase from the Parent Company 250 Subsidiary Preferred Shares at a price of One Hundred and Eight Thousand Yen (¥108,000) per share (the “Purchased Preferred Shares”);

E.          The Parent Company desires to receive such payment from the Subsidiary and, in consideration therefore, to sell to the Subsidiary the Purchased Common and Preferred Shares;

F.          The Parent Company and the Subsidiary desire to split a Horwath Sakura & Co invoice dated March 14, 2005 for 16,844,220 Yen by Subsidiary paying the Parent Company 8,422,110 Yen and the Parent Company paying the full invoice to Horwath Sakura & Co.

G.          The Parent Company and the Subsidiary desire to indemnify and hold harmless their respective officers, directors, agents and employees, from and against any and all losses, costs, damages, liabilities, taxes and expenses arising from claims or causes of action, including, without limitation, reasonable legal fees and expenses.

H.          The Parent Company and the Subsidiary desire to set forth in writing their agreements and understandings with respect to the Purchased Common and Preferred Shares and to matters ancillary thereto in this Agreement.

NOW, THEREFORE, for and in consideration of the premises, covenants, and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do covenant, agree, represent, warrant, and stipulate as follows:

A g r e e m e n t

1.	PURCHASE

1.1.       Purchase by SUBSIDIARY. Subject to the terms and conditions set forth herein, the Subsidiary hereby agrees to (a) purchase from the Parent Company One Thousand One Hundred and Fifty (1,150) Subsidiary Common Shares in exchange for payment of One Hundred and Fifteen Million Japanese Yen (¥115,000,000) and Two Hundred and Fifty (250) Preferred Shares in exchange for payment of Fifty Million Japanese Yen (¥27,000,000) and (b) pay Eight Million Four Hundred and Twenty Two and One Hundred and Ten Japanese Yen (¥8,422,110) for payment of the invoice to Horwath Sakura & Co. (collectively, the amounts in (a) and (b) are referred to as the “Purchase Cash Amount”). The Purchase Cash Amount shall be paid to the Parent Company by wire transfer to the designated Parent Company bank account in accordance with the payment schedule set for on Schedule I hereto. Each date on which a payment is required to be made per Schedule I is a “Closing Date” and all such Closing Dates collectively are referred to as the “Closing Dates”.

1.2.       Issuance of Certificates Representing the Subsidiary Shares. If applicable, certificates representing the Subsidiary Common Shares and Subsidiary Preferred Shares, each duly endorsed in blank or with stock powers duly executed by the Subsidiary will be delivered to the Subsidiary on the appropriate Closing Date following the Parent Company’s receipt of the portion of the Purchase Cash Amount due on such Closing Date. Prior to the receipt of the

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portion of the Purchase Cash Amount due on an applicable Closing Date, Subsidiary shall have no right or interest in the Subsidiary Common Shares or Subsidiary Preferred Shares to be delivered on such Closing Date.

1.3.       Board Representation. The Parent Company hereby resigns all Board of Directors seats of the Subsidiary (the “Board”), effective as of the Closing Date.

1.4.       Guarantee. Mr. Hiroki Ejima (the “Guarantor”) hereby unconditionally guarantees to the Parent Company that all obligations of the Subsidiary to the Parent Company hereunder shall be promptly paid in full or performed, all in accordance with the terms hereof. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantor shall be obligated to pay the same immediately. Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of this Agreement, the absence of any action to enforce the same, any waiver or consent by the Parent Company with respect to any provisions hereof, the recovery of any judgment against the Subsidiary, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. This Guarantee shall not be discharged except by complete performance of the obligations contained in this Agreement.

2.	REPRESENTATIONS AND WARRANTIES OF THE SUBSIDIARY

The Subsidiary hereby represents and warrants to the Parent Company, as of the date hereof and as of each Closing Date, as follows:

2.1.       Organization, Qualification and Corporate Power. The Subsidiary is a duly organized and validly existing corporation under the laws of Japan and has all requisite corporate power and authority for the ownership and operation of its properties and for the carrying on of its business as now conducted and as now proposed to be conducted. The Subsidiary is duly qualified and is in good standing as a foreign corporation or entity and authorized to do business in all jurisdictions wherein the character of the property owned or leased, or the nature of the activities conducted by it, makes such qualification or authorization necessary, except where the failure to so qualify or be so authorized would not have a material adverse effect on the Subsidiary’s assets, business, prospects, liabilities, properties, condition (financial or otherwise) or results of operations taken as a whole (a “Material Adverse Effect”). The Subsidiary has all requisite corporate power and corporate authority to execute and deliver this Agreement, and to perform all its obligations hereunder.

2.2.       Authorization; No Conflict. The execution and delivery by the Subsidiary of this Agreement and the performance by the Subsidiary of its obligations hereunder have been duly authorized by all requisite corporate action and will not (a) violate (i) any provision of any applicable law, or any order of any court or other governmental agency applicable to the Subsidiary, (ii) the charter or organizational documents of the Subsidiary, or (iii) any provision of any mortgage, lease, indenture, agreement or other instrument to which the Subsidiary or any of its properties or assets is bound, or (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any

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nature whatsoever upon any of the properties or assets of the Subsidiary. The Purchased Common and Preferred Shares, when issued in compliance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will have the rights, preferences, privileges and restrictions as set forth in the Subsidiary’s organizational documents. The Purchased Shares will be free of any liens or encumbrances. The issuance of the Purchased Shares is not subject to any preemptive rights or rights of first refusal.

2.3.       Validity and Enforceability. This Agreement has been duly executed and delivered by the Subsidiary and constitutes the legal, valid and binding obligation of the Subsidiary, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally.

2.4.       Financial Statements. The financial statements of the Subsidiary as of December 31, 2005 present fairly the financial position of the Subsidiary as at the dates thereof and its results of operations for the periods covered thereby and, except as set forth on the Disclosure Schedule, the Financial Statements have been prepared in all material respects in accordance with generally accepted accounting principles as adopted and in effect within Japan (“GAAP”) consistently applied. Except as set forth in the Financial Statements or Section 2.4, (i) the Subsidiary has no material liabilities, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Financial Statements; (ii) there has been no material adverse change in the assets, business, liabilities, properties, prospects, condition (financial or otherwise) or results of operations of the Subsidiary; (iii) neither the business, condition or operations of the Subsidiary nor any of its properties or assets have been materially or adversely affected as a result of any legislative or regulatory change, any revocation or change in any franchise, license or right to do business, or any other event or occurrence, whether or not insured against; and (iv) the Subsidiary has not entered into any material transaction outside of the ordinary course of business or made any distribution on its capital stock or other ownership interest.

2.5.       Litigation; Compliance with Law. There is no (i) action, suit, claim, proceeding or investigation pending or, to the best of the Subsidiary’s knowledge, threatened against or affecting the Subsidiary, at law or in equity, or before or by any municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) arbitration proceeding relating to the Subsidiary pending under collective bargaining agreements or otherwise; or (iii) governmental inquiry pending or, to the best of the Subsidiary’s knowledge, threatened against or affecting the Subsidiary (including, without limitation, any inquiry as to the qualification of the Subsidiary to hold or receive any license or permit), and, to the best of the Subsidiary’s knowledge, there is no reasonable basis for any of the foregoing. The Subsidiary is not in default with respect to any governmental order, writ, judgment, injunction or decree known to or served upon the Subsidiary of any court or of any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There is no action or suit by the Subsidiary pending or threatened against others. The Subsidiary has complied in all respects with all laws, rules, regulations and orders applicable to its businesses, operations, properties, assets, products and services, and the Subsidiary has all necessary permits, licenses and other authorizations required to conduct its business as conducted and as proposed to be conducted, except to the extent failure to comply or obtain any such permits, licenses or authorizations will

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not have a Material Adverse Effect. There is no existing law, rule, regulation or order, and the Subsidiary is not aware of any proposed law, rule, regulation or order, which would prohibit or materially restrict the Subsidiary from, or otherwise materially and adversely affect the Subsidiary in, conducting its business in any jurisdiction in which it is now conducting business or in which it proposes to conduct business.

2.6.       Proprietary Information of Third Parties. No third party has claimed or has reason to claim that any person employed by or affiliated with the Subsidiary has (a) violated or may be violating to any material extent any of the terms or conditions of his employment, non-competition or non-disclosure agreement with such third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees, or has requested information from the Subsidiary that suggests that such a claim might be contemplated. To the best of the Subsidiary’s knowledge, no person employed by or affiliated with the Subsidiary has improperly utilized or proposes to improperly utilize any trade secret or any information or documentation proprietary to any former employer, and to the best of the Subsidiary’s knowledge, no person employed by or affiliated with the Subsidiary has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Subsidiary, and the Subsidiary has no reason to believe there will be any such employment or violation. To the best of the Subsidiary’s knowledge, none of the execution or delivery of this Agreement and the other related agreements and documents executed in connection herewith, or the carrying on of the business of the Subsidiary as officers, employees or agents by any officer, director or key employee of the Subsidiary, or the conduct or proposed conduct of the business of the Subsidiary, will materially conflict with or result in a material breach of the terms, conditions or provisions of or constitute a material default under any contract, covenant or instrument under which any such person is obligated.

2.7.       Title to Assets. The Subsidiary has valid and marketable title to all of its assets now carried on its books including those reflected in the most recent balance sheet of the Subsidiary which forms a part of the Financial Statements, or acquired since the date of such balance sheet (except personal property disposed of since said date in the ordinary course of business) free of any liens charges or encumbrances of any kind whatsoever, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair the Subsidiary’s ownership or use of such property or assets. The Subsidiary does not own any real property. The Subsidiary is in compliance in all material respects under all leases for property and assets under which it is operating, and all said leases are valid and subsisting and are in full force and effect.

2.8.       Intellectual Property Assets. Except as set forth in Section 2.8 to the Disclosure Schedule, the Subsidiary owns no patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names or copyrights, or any applications for such which are in the process of being prepared, owned by or registered in the name of the Subsidiary, or of which the Subsidiary is a licensor or licensee or in which the Subsidiary has any right. The Subsidiary owns or possesses adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks,

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service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets and know how (collectively, “Intellectual Property”) necessary or material to the conduct of its business as conducted, without any conflict with or infringement of the rights of others, and as proposed to be conducted, and, except as disclosed in Section 2.8 to the Disclosure Schedule, no claim is pending or, to the best of the Subsidiary’s knowledge, threatened to the effect that the operations of the Subsidiary infringe upon or conflict with the asserted rights of any other person under any Intellectual Property, and, to the best of the Subsidiary’s knowledge, there is no basis for any such claim (whether or not pending or threatened). Except as disclosed in Section 2.8 to the Disclosure Schedule, no claim is pending or, to the best of the Subsidiary’s knowledge, threatened to the effect that any such Intellectual Property owned or licensed by the Subsidiary, or which the Subsidiary otherwise has the right to use, is invalid or unenforceable by the Subsidiary, and, to the best of the Subsidiary’s knowledge, there is no basis for any such claim (whether or not pending or threatened). To the best of the Subsidiary’s knowledge, all material technical information developed by and belonging to the Subsidiary that has not been patented has been kept confidential. The Subsidiary has not granted or assigned to any other person or entity any right to manufacture, have manufactured or assemble the products or proposed products or to provide the services or proposed services of the Subsidiary. The Subsidiary has no material obligation to compensate any person for the use of any Intellectual Property nor has the Subsidiary granted to any person any license or other rights to use in any manner any Intellectual Property of the Subsidiary.

2.9.       Assumptions, Guaranties, etc. of Indebtedness of Other persons. The Subsidiary has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable for any material amount of indebtedness of any other person (including, without limitation, any liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor, or otherwise to assure the creditor against loss).

2.10.     Governmental Approvals. No authorization, consent, approval, license, filing or registration with any court or governmental department, commission (including the Japan Ministry of Legal Affairs and the United States Securities and Exchange Commission), board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for the valid execution, delivery and performance by the Subsidiary of this Agreement or the related agreements referenced herein, and the issuance, sale and delivery of the Subsidiary Shares to be issued herein.

2.11.     Disclosure. The Subsidiary’s representations and warranties in this Agreement and in the schedules and exhibits to this Agreement, do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, taken as a whole, not misleading.

2.12.     No Brokers or Finders. No person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon the Subsidiary for any commission, fee or other compensation as a finder or broker arising out of the transactions contemplated by this Agreement.

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2.13.     Labor Relations. To the best knowledge of the Subsidiary, there are no collective bargaining agreements in effect covering the Subsidiary’s employees and no labor union or any representative thereof has made any attempt to organize or represent employees of the Subsidiary.

2.14.     Books and Records. The books of account, ledgers, order books, records and documents of the Subsidiary accurately reflect all material information relating to the business of the Subsidiary that is appropriate to be reflected therein in all material respects.

2.15.     No Material Adverse Change. Since the respective dates as of which information was given in this Agreement or the Disclosure Schedule, except as otherwise stated therein: (i) there has been no material adverse change in the financial condition, or in the results of operations, affairs or prospects of the Subsidiary, whether or not arising in the ordinary course of business; and (ii) there have been no transactions entered into by the Subsidiary, other than those in the ordinary course of business, which are material to the Subsidiary.

3.	REPRESENTATIONS AND WARRANTIES OF THE PARENT COMPANY

The Parent Company hereby severally represents and warrant to the Subsidiary as follows:

3.1.       Corporate Authorization. The Parent Company is an organization that is validly existing and in good standing under the laws of its jurisdiction of organization. This Agreement has been duly authorized by the Parent Company, duly executed and delivered by the authorized officers of the Parent Company, and is the valid, binding and enforceable obligation of the Parent Company.

3.2.       Corporate Capacity. The Parent Company is duly authorized under all applicable provisions of law to make and to perform this Agreement and to acquire the Purchased Shares. This Agreement constitutes the valid and binding obligations of the Parent Company, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement nor compliance with the terms, conditions and provisions of this Agreement, conflicts with or results in a material breach of any of the terms, conditions, or provisions of the Parent Company’s charter documents, if an organization, or any material agreement or instrument to which the Parent Company is now a party or by which they are bound, or constitutes a default under any of the foregoing, or results in the creation or imposition of any lien, encumbrance or charge of any nature whatsoever upon any of the material properties or assets of the Parent Company under the terms of any such document, agreement or instrument, or requires the consent or approval of any third party. The Parent Company does not know of any lawsuit, claim, arbitration, pending or threatened, that is likely to preclude or impair the performance of its obligations hereunder, including but not limited to the payment of the Parent Company Cash Amount for the Purchased Shares.

4.	CLOSING DATE DELIVERIES

The obligations of the parties under this Agreement are subject to the delivery, at or before each Closing Date, of the following documents and instruments:

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4.1.       Subsidiary Deliveries.    The Parent Company shall have received at or prior to each Closing Date (i) receipt of the applicable Purchase Cash Amount per Schedule I by wire transfer to the designated Parent Company bank account; (ii) copies of all corporate proceedings taken by the Subsidiary authorizing the transactions contemplated by this Agreement, certified as of the applicable Closing Date by an appropriate officer of the Subsidiary, as applicable.

4.2        Parent Company Deliveries. The Subsidiary shall have received (i) if applicable, certificates representing the Subsidiary Shares, each duly endorsed in blank or with stock powers duly executed by the Parent Company; (ii) copies of all corporate proceedings taken by the Company authorizing the transactions contemplated by this Agreement, certified as of the date hereof by an appropriate officer of the Parent Company, as applicable.

5.	CONTINUING COVENANTS.

From and after the execution and delivery of this Agreement, the parties agree as follows:

5.1.       General. Each of the parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

5.2.       Notices and Consents. The parties will give any required notices to third parties, and the parties will use their respective best efforts to obtain any third party consents, that may reasonably be required in order to secure any required approval of the transactions described herein. Each of the parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments, governmental agencies, quasi-regulatory agencies and self-regulatory organizations that may reasonably be required in order to consummate the transactions described herein.

5.3.       Full Access. The Subsidiary will permit representatives of the Parent Company to have full access to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to the Subsidiary.

5.4.       Notice of Developments. Each party will give prompt written notice to the other party of any material adverse development causing a breach of any of its own representations and warranties in this Agreement. No disclosure by any party pursuant to this section, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

6.	MISCELLANEOUS

6.1.       Remedies Cumulative; Remedies not Waived. No remedy herein conferred upon the Parent Company is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No course of dealing between any of the parties in exercising any rights hereunder shall operate as a waiver of any of the rights hereunder, either individually or in the aggregate.

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6.2.       Waiver and Amendment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. This Agreement shall not be changed, modified or amended except by a writing signed by the parties hereto.

6.3.       Assignability. The Parent Company may assign or transfer this Agreement or its rights hereunder upon prior written notice to the Subsidiary.

6.4.       Survival of Agreements, Parties in Interest, Etc. All agreements, representations and warranties made by the Subsidiary herein or in any certificate or other document delivered to the Parent Company in connection with this Agreement, shall expire at the Closing. All statements contained in any certificate or other instrument delivered by or on behalf of the Subsidiary pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement, shall constitute representations and warranties by the Subsidiary hereunder. All of the agreements, warranties, and representations made by the Subsidiary herein shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Parent Company whether so expressed or not. The Parent Company and the Subsidiary desire to indemnify and hold harmless their respective officers, directors, agents and employees, from and against any and all losses, costs, damages, liabilities, taxes and expenses arising from claims or causes of action, including, without limitation, reasonable legal fees and expenses.

6.5.       Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by registered or certified mail (return receipt requested and postage prepaid), transmitted by telecopier, or delivered by hand, by messenger or by a recognized overnight delivery service, addressed as follows, or to such other address as such party may have from time to time furnished to the other party in writing:

If to the Parent Company:	IA Global, Inc.
550 N. Reo Street, Suite 300
Tampa, FL 33609
Fax 1-813-261-5157

If to the Subsidiary:	Rex Tokyo Co. Ltd.
2-28-1 Higashihogima,
Adachi Tokyo Japan, 121-0063
Fax: 011-81-03-3859-4455

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if sent by registered or certified mail, the earlier of receipt and five (5) business days after dispatch, (ii) if transmitted by telecopier, on the business day of confirmed receipt by the addressee thereof, and (iii) if delivered in person or by overnight courier, on the business day delivered.

6.6.       Expenses. Each party shall pay its expenses, including attorneys fees, in connection with this Agreement and the transactions contemplated hereby.

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6.7.       Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but all such counterparts shall together constitute but one and the same instrument.

6.8.        Headings; Construction. The headings of the several sections, divisions or subsections of this Agreement shall not be construed to constitute any part or to affect the meaning of any such sections, divisions or subsections. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption of burden of proof shall arise favoring or not favoring any party by virtue of the authorship of any of the provisions of this Agreement.

6.9.       Severability. If any provision of this Agreement or portion of any provision, or the application thereof to any person or circumstance, shall, to any extent, be held invalid or unenforceable, the remainder of this Agreement or the remainder of such provision and the application thereof to other persons or circumstances, other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

6.10.     Governing Law. This Agreement, all exhibits and amendments hereto, shall be governed in all respects under the internal laws of the State of Delaware applicable to agreements made and to be performed wholly in the State of Delaware (excluding any such law which may direct the application of the laws of any other jurisdiction). The parties hereby submit to the exclusive jurisdiction of the state and federal courts of the State of Delaware and with venue in Wilmington, Delaware for the confirmation and enforcement of any arbitration award relating to any dispute arising from or in connection with this Agreement, including the validity, execution, performance and enforcement hereof, and any matter relating hereto or relating to the relationship between the parties that was created or contemplated hereunder. The parties agree that they will not resort to the courts or other governmental agencies of any other jurisdiction for the resolution of any such dispute or controversy and agree to service by mail and waives any requirements of personal service. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

6.11.     Compliance Required. The obligations of each of the parties arising pursuant to this Agreement shall be expressly conditioned upon the full compliance by the other party hereto with the terms set forth herein and in the ancillary agreements referenced herein.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective corporate officers thereunto duly authorized on the day and year first above written.

SUBSIDIARY:

Rex Tokyo Co., Ltd.

By:	/s/ Horiyuki Ejima
Name:	Hiroyuki Ejima
Title:	President, CEO

With respect to the provisions set forth in Section 1.4, in his individual capacity

/s/ Hiroyuki Ejima

_________________________

Hiroyuki Ejima

PARENT COMPANY:

IA Global, Inc.

By:	/s/ Mark Scott
Name:	Mark Scott
Title:	President and Chief Financial Officer

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SCHEDULE I

PURCHASE CASH AMOUNT AND DELIVERY SCHEDULE

Closing Date	Amount Paid Subsidiary	Common Shares Delivered by Parent Company	Preferred Shares Delivered by Parent Company	Horwath Sakura & Co Payment to Parent Company by Subsidiary
April 3, 2006	23,000,000 Yen	230
April 30, 2006	92,000,000 Yen	920
May 31, 2006	27,000,000 Yen		250	8,422,110 Yen

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